UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 15, 2025

SWK HOLDINGS CORPORATION
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

F11.001-39184	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

5956 Sherry Lane, Suite 650, Dallas, TX	75225
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SWKH	The Nasdaq Stock Market LLC
9.00% Senior Notes due 2027	SWKHL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).           Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01    Entry Into a Material Definitive Agreement.
As previously disclosed in the Current Report on Form 8-K filed by SWK Holdings Corporation (the “Company”) with the Securities and Exchange Commission on March 19, 2024, the Company and MOD3 Pharma Inc. (f/k/a Enteris BioPharma, Inc.), a Delaware corporation and wholly owned subsidiary of the Company (“MOD3”) entered into an exclusive option and asset purchase agreement (the “Option Agreement”) with AptarGroup, Inc., a Delaware corporation (“Aptar”), pursuant to which MOD3 granted to Aptar an exclusive option (the “Option”) to substantially all assets related to MOD3’s contract manufacturing, formulation and development services business (the “Assets”). Following Aptar’s exercise of the Option, the Company, MOD3 and Aptar, entered into an asset purchase agreement (the “Purchase Agreement”) on July 15, 2025 for the sale and assignment of the Assets to Aptar (the “Asset Sale”) for an aggregate purchase price of approximately $6.9 million (the “Purchase Price”) which includes cash previously paid by Aptar pursuant to the Option Agreement and subject to the holdback of certain amounts to secure the Company’s and MOD3’s indemnification obligations. On July 15, 2025, the parties completed the transactions contemplated by the Purchase Agreement.

The foregoing descriptions of the terms of the Purchase Agreement and the Asset Sale do not purport to be complete and are qualified in their entirety by reference to the terms and conditions of the Purchase Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ Joe D. Staggs
Joe D. Staggs
President and Chief Executive Officer

Date: July 17, 2025